CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our reports dated May 22, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Columbia Funds Series Trust I’s Certified Shareholder Reports on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 24, 2025

Appendix A

Fund Name

Columbia Select Large Cap Growth Fund

Multi-Manager Growth Strategies Fund